EXHIBIT 10.60

2008 Base Salaries, 2008 Target Incentive Opportunity

Percentages and 2008 Equity Awards for Named Executive Officers

	2008 Base Salary	2008 Target Incentive Award Opportunity (% of base salary)	2008 Equity Awards
Named Executive Officer			Stock Options ($)	Performance Units ($)	Time-Based Restricted Stock Units ($)
Myron E. Ullman, III Chairman and Chief Executive Officer	$1,500,000	125%	$4,000,000	$2,000,000	$2,000,000
Robert B. Cavanaugh Executive Vice President, Chief Financial Officer	$700,000	75%	$725,000	$362,500	$362,500
Ken C. Hicks President and Chief Merchandising Officer	$900,000	100%	$1,657,500	$828,750	$828,750
Michael T. Theilmann Executive Vice President, Chief Human Resources and Administration Officer	$600,000	75%	$632,500	$316,250	$316,250
Joanne L. Bober ** Executive Vice President, General Counsel and Secretary	$500,000	N/A	N/A	N/A	N/A

**	Ms. Bober retired as Executive Vice President, General Counsel and Secretary of the Company effective March 31, 2008.